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                                                                EXHIBIT 5.1

                                 June 21, 1996

VIVRA Incorporated
1850 Gateway Drive, Suite 500
San Mateo, California 94404

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We are acting as counsel for VIVRA Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of five million (5,000,000) shares of authorized but heretofore unissued shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), which are to be offered and sold by the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to the Shares (the "Registration Statement").

     We are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein.



                                       Very truly yours,



                                       Pillsbury Madison & Sutro LLP